                          ACCOUNT MANAGEMENT AGREEMENT

     This Account Management Agreement (the "Agreement") is entered into as of the 9th day of November, 2005, by and between CD Capital Management LLC, a
Delaware limited liability company ("CD Capital"), and New World Opportunity
Partners II, LLC ("Client").

     1. ACCOUNT. Client has established a brokerage account (the "Account") with
Goldman Sachs (the "Broker"). Client will fund the Account with an initial $[*]
in cash. The Client may make additions to, and withdrawals from, the Account at any time.

     2. AUTHORITY. Client authorizes CD Capital to direct the investments of and for the Account on a discretionary basis, without prior consultation with
Client, in accordance with the Investment Objectives (defined below) and subject to such limitations and restrictions set forth in Paragraph 4 below and such other limitations and restrictions as Client may hereafter impose by notice in writing to CD Capital. This discretionary authority makes CD Capital the agent, beneficial owner (as defined in applicable securities law) and attorney-in-fact with full power and authority in connection with the Account to buy, sell, exchange, hold, vote and otherwise trade in any and all stocks, bonds and other securities (including, for the avoidance of doubt, options) as CD Capital may select, subject to the aforementioned limitations. The authority of CD Capital under this Agreement shall continue until receipt of written notice of its termination by Client.

     3. INVESTMENT OBJECTIVES. Client hereby instructs CD Capital to manage the
Account in accordance with the "Investment Objectives" described in Schedule 1 attached hereto until such time as CD Capital receives revised written instructions signed by Client.

     4. LIMITATIONS. Without the prior written direction of Client, CD Capital shall not buy, sell, sell short or otherwise trade or invest in or take a position in any securities or any derivatives thereof of issuers (or their parent or subsidiary companies) identified in Client's "Watchlist," an initial copy of which is attached as Schedule 2 hereto (which Watchlist will be updated by Client from time to time and provided to CD Capital).

     5. EXPENSES. CD Capital shall enter orders for the Account with the Broker or any other executing broker that CD Capital shall work through in its discretion. All brokerage commissions and other out-of-pocket direct investment expenses, including, but not limited to, the Account's pro rata portion of out-of-pocket legal, consulting and due diligence expenses, reasonably incurred in connection with transactions for the Account will be paid out of the assets of the Account. Any pro rata (based on the total number of shares of each issuer managed by CD Capital across all accounts) third party expenses in excess of
$10,000 must be approved, in advance by Client.

     6. [INTENTIONALLY OMITTED]

     7. VOTING OF PORTFOLIO SECURITIES. The Client and CD Capital will share decisions on the voting of proxies and any other such matters that may require a vote. Any voting decisions that cannot be agreed to by the Client and CD Capital will then be made by the Client.

     8. REPORTS TO CLIENT. It is understood that the Client may access its
Account at anytime and may view the investments and assets of the Account. In addition, from time to time, promptly upon Client's request, CD Capital shall prepare and render to Client such reports as Client may reasonably request.

     9. CUSTODY; SOFT DOLLARS. All transactions will be consummated by payments to, or delivery by, Client of all cash and/or securities due to or from the
Account. The Broker, not CD Capital, shall act as custodian for the Account.
Client shall not withdraw or deposit cash and/or securities in the Account without simultaneously informing CD Capital. Any "soft dollar" arrangement between CD Capital and a broker relating to commissions generated by the Account shall comply with Section 28(e) of the Securities Exchange Act of 1934, as
amended, unless otherwise consented to by the Client.

     * Blank spaces contained confidential information that has has filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended.

     10. ALLOCATIONS. CD Capital will manage the Account's assets and currently manages assets of other accounts. CD Capital will allocate trades among the accounts in its sole discretion in accordance with its evaluation of the following criteria: (i) exposure to the securities, issuer or market in question; (ii) liquidity positions and requirements; (iii) tax considerations;
(iv) regulatory considerations; (v) relative capitalization and cash availability; (vi) relative risk and value at risk profiles; (vii) borrowing base considerations; (viii) historical and anticipated subscription and redemption patterns; (ix) minimum investment criteria; and (x) investment time horizon.

     11. UNDERTAKINGS BY THE PARTIES.

          (i)  Undertakings of the Client. The Client represents that it:

          (a) has advised CD Capital of its Investment Objectives pursuant to
          Schedule 1 subject to such limitations and restrictions set forth in
          Paragraph 4 herein, which Paragraph 4 may be amended by agreement of the parties;

          (b) shall deliver to CD Capital or the Client's brokers, dealers and trading counterparties, evidence of CD Capital's authority to trade on behalf of the Account; and

          (c) shall instruct any counterparties for the Account (including the
          Broker) to send duplicate confirmations to CD Capital.

          (ii) Undertakings of CD Capital. CD Capital represents that it:

          (a) shall manage the Account at all times in material compliance with
          Schedule 1 and subject to such limitations and restrictions set forth in Paragraph 4 herein, which Paragraph 4 may be amended by agreement of the parties; and

          (b) shall consult with the Client on an ongoing basis concerning matters relating to the Account, including, but not limited to, review of positions, investment ideas, performance, prospects and portfolio of the Account.

     12.  REPRESENTATIONS AND WARRANTIES BY THE PARTIES.

          (i) Representations and Warranties of CD Capital. CD Capital
represents and warrants to the Client as follows:

          (a) CD Capital is duly organized and validly existing under the laws of its jurisdiction of organization with full corporate power and authority to perform its obligations under this Agreement.

          (b) This Agreement has been duly and validly authorized, executed and delivered on behalf of CD Capital and constitutes a binding and enforceable obligation in accordance with its terms.

          (c) The execution and delivery of this Agreement, the incurrence of the obligations herein set forth and the consummation of the transactions contemplated herein and in Schedule 1 will not constitute a breach of, or default under, the constituent documents of CD
          Capital, any instrument by which CD Capital is bound or under any order, rule or regulation applicable to CD Capital, or any court or any governmental body or administrative agency having jurisdiction over CD Capital.

          (d) CD Capital has all United States governmental, regulatory and exchange licenses and approvals and has effected all filings and registrations with United States governmental and

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          regulatory agencies required to conduct its business and to act as described in Schedule 1 or required to perform its obligation under this Agreement.

          (e) There is not pending, or the best of CD Capital's knowledge threatened, any action, suit or proceeding before or by any court or other governmental body to which CD Capital is a party, or to which any of the assets of CD Capital is subject, which might reasonably be expected to result in any material adverse change in the condition, financial or (otherwise, business or prospects of CD Capital). CD
          Capital has not received any notice of an investigation regarding non-compliance by CD Capital with applicable law.

          (ii) Representations and Warranties of the Client. The Client
represents and warrants to CD Capital as follows:

          (a) The Client is duly organized and validly existing under the laws of its jurisdiction of organization with full corporate power and authority to perform its obligations under this Agreement.

          (b) This Agreement has been duly and validly authorized, executed and delivered on behalf of the Client and constitutes its binding and enforceable obligation in accordance with its terms.

          (c) The Client has full power and authority under applicable law to perform its obligations under this Agreement.

          (d) The execution and delivery of this Agreement, the incurrence of the obligations herein set forth and the consummation of the transactions contemplated herein and in Schedule 1 will not constitute a breach of, or default under, the constituent documents of the
          Client, any instrument by which the Client is bound or under any order, rule or regulation applicable to the Client, or any court or any governmental body or administrative agency having jurisdiction over the Client.

          (e) The Client has all United States governmental, regulatory and exchange licenses and approvals and has effected all filings and registrations with United States governmental and regulatory agencies required to conduct their business and to act as described in Schedule
          1 or required to perform its obligation under this Agreement.

     13. EXCULPATION. CD Capital shall have no obligations to the Account other than those expressly set forth in this Agreement and any other obligations arising by law. CD Capital's responsibility under this Agreement is to furnish the Account with advisory services based upon its professional skill, experience and judgment and CD Capital makes no representation or warranty as to the accomplishment of any particular investment results by the Account. CD Capital, its managers, officers, members, principals and affiliates and their respective members, officers, employees and agents (collectively, "Manager Party") shall not be liable to the Client for any claims, costs, expenses, damages or losses arising out of or in connection with this Agreement, the Client, the Account, and its operation other than to the extent attributable to the fraud or gross negligence of the Manager Party, the willful disregard of the Manager Party's duties to Client, or any violation by a Manager Party of the applicable provisions of the Securities Act of 1933, as amended, the Securities Exchange
Act of 1934, as amended, the Investment Advisers Act of 1940, as amended, any state or local securities laws or any stock exchange or NASDAQ regulations (it being agreed and understood that if any action (or inaction) taken by CD Capital or any other Manager Party has been previously discussed with, and agreed to by, the Client, then such action (or inaction) shall not give rise to any liability to CD Capital or any other Manager Party).

     No Manager Party shall be liable to the Client for failure to obtain the lowest negotiated brokerage commission rates, or to combine or arrange orders so as to obtain the lowest brokerage commission rates with respect to any transaction on behalf of the Account, or for failure to recapture, directly or indirectly, any brokerage commissions for the benefit of the Account. No Manager
Party shall be liable to the Client for claims, costs, expenses, damages, or losses due to circumstances beyond any Manager Party's control, including but not

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limited to, the bankruptcy, insolvency or suspension of normal business activities by any bank, brokerage firm or transfer agent holding assets of the
Account, or due to the negligence, dishonesty, bad faith or misfeasance of any employee, broker, agent or sub-contractor of the Account chosen by a Manager
Party in good faith.

     In no respect by way of limiting the foregoing exculpatory provisions but rather by way of greater certainty, no Manager Party shall be liable to the
Client for any actions or omissions of any broker or dealer chosen by a Manager
Party in good faith.

     14. INDEMNIFICATION. The Client shall indemnify and hold harmless the
Manager Parties from and against any loss or expense suffered or sustained by any of them by reason of the fact that a Manager Party is or was connected in any respect with the Account, including, without limitation, any judgment, settlement, attorneys' fees and other costs or expenses incurred in connection with the defense of any actual or threatened action or proceeding; provided that the Manager Party would not have been subject to liability under Paragraph 14 hereunder or this Paragraph 15 for the conduct which led to such loss or expense.

     CD Capital shall indemnify and hold harmless the Client from and against any loss or expense suffered or sustained by it (including, without limitation, any judgment, settlement, attorneys' fees and other costs or expenses incurred in connection with the defense of any actual or threatened action or proceeding)
to the extent attributable to the fraud or gross negligence of CD Capital, the willful disregard of CD Capital's duties to Client, or any violation by CD
Capital of the applicable provisions of the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, the Investment Advisers Act of
1940, as amended, any state or local securities laws or any stock exchange or
NASDAQ regulations (it being agreed and understood that if any action (or inaction) taken by CD Capital has been previously discussed with, and agreed to by, the Client, then such action (or inaction) shall not give rise to any indemnity by CD Capital).

     Whether or not a party is entitled to indemnification hereunder shall be determined by a court, arbitral tribunal, administrative forum or mutual written agreement of the parties.

     15. CONFIDENTIAL RELATIONSHIP. Except as otherwise agreed between the parties, all information and advice furnished by either party to the other hereunder, including by or to their respective agents and employees, shall be treated as confidential and shall not be disclosed to third parties except as required by law. It is explicitly understood that CD Capital is not providing any tax advice in connection with the advisory services provided hereto.

     16. INDEPENDENT CONTRACTOR. For all purposes of this Agreement, CD Capital shall be an independent contractor and not an employee or dependent agent of the
Client; nor shall anything herein be construed as making the Client a partner or co-venturer with CD Capital or any of its affiliates or other clients. Except as provided in this Agreement, CD Capital shall not have any authority to bind, obligate or represent the Client.

     17. CONFLICTS, (i) It is understood that CD Capital and its affiliates perform investment advisory and management services for clients other than the
Client and that CD Capital and its affiliates may for its or their own behalf effect transactions with respect to investment interests which are the same as or similar to those which the Client's portfolio may own.

     (ii) CD Capital may give advice, take action and effect transactions with respect to investment interests in the performance of its duties with respect to any of its other clients or on its own (or its affiliates') behalf which may differ from advice given to, or the timing and nature of action taken and transactions effected with respect to, the Client.

     (iii) Transactions in securities or other investment interests may be accomplished on behalf of other clients from whom CD Capital has discretionary authority or on its own (or its affiliates') behalf prior to the time that recommendations or transactions in the same securities or other investment interests may be communicated to the Client (or executed by or on behalf of the
Client) and at prices which may be different than those at which

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transactions in the same securities or other investment interests are executed by or on behalf of the Client. The compensation which may be received by CD
Capital and/or its affiliates from such other accounts or profits realized on its own (or its affiliates') behalf may differ from the compensation to be received by CD Capital from the Client or from the profits realized by the
Client's portfolio (it being understood that CD Capital shall not receive any compensation from Client hereunder, including from profits realized by the
Client's portfolio).

     19. TERMINATION AND/OR ASSIGNMENT. CD Capital's management of the Account hereunder may be terminated at any time by either party by giving written notice to the other party.

     20. PATENTS, COPYRIGHTS, TRADEMARKS, AND OTHER PROPERTY RIGHTS. Any and all
inventions, improvements, discoveries, formulas, fund management, administration, and accounting systems, processes, and computer software relating to CD Capital's business (whether or not patentable), discovered, or developed are the sole and absolute property of CD Capital. CD Capital is the sole and absolute owner of all patents, copyrights, trademarks, and other property rights to those items.

     21. NOTICES. Any notice required or desired to be delivered under this
Agreement shall be in writing and shall be delivered by courier service, postage prepaid mail, facsimile, electronic mail or another agreed upon method and shall be effective upon actual receipt by the party to which such notice shall be directed, addressed as follows (or to such other address as the party entitled to notice shall hereafter designate in accordance with the terms hereof):

          If to the Client: Michael Brodsky, Managing Member, 1603 Orrington
Ave., Suite 1600, Evanston Illinois 60201 telephone (847) 328-0400; facsimile
(847) 733-9905. E-mail, mail to: mbrodsky@newworldvc.com

          with a copy to:

          Jon Ballis
          Kirkland & Ellis LLP
          200 E. Randolph

          Chicago, IL 60601
          jballis@kirkland.com
          312-861-2332
          fax 312-861-2200

          If to CD Capital: Two North Riverside Plaza, Suite 720, Chicago,
Illinois 60606; telephone: (312) 466-3226; facsimile: (312) 559-1288. Email:
john@cdcapital.com.

     22. AMENDMENT; WAIVER. This Agreement shall not be amended except by a writing signed by the parties hereto. No waiver of any provision of this
Agreement shall be implied from any course of dealing between the parties hereto or from any failure by either party hereto to assert its rights hereunder on any occasion or series of occasions.

     23. SEVERABILITY. If any provision of this Agreement, or the application of any provision to any person or circumstance, shall be held to be inconsistent with any present or future law, ruling, rules or regulation of any court or governmental or regulatory authority having jurisdiction over the subject matter hereof, such provision shall be deemed to be rescinded or modified in accordance with such law, ruling, rule or regulation, and the remainder of this Agreement, or the application of such provision to persons or circumstances other than those as to which it shall be held inconsistent, shall not be affected thereby.

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     24. GOVERNING LAW. THIS AGREEMENT SHALL BE CONSTRUED AND INTERPRETED UNDER
THE LAWS OF THE STATE OF ILLINOIS WITHOUT REGARD TO THE PRINCIPLES OF CONFLICT
OF LAWS.

     25. SURVIVAL. Provisions of this Agreement that by their terms or by their context are to be performed in whole or in part after termination of this
Agreement shall survive termination of this Agreement. Specifically, and without limiting the generality of the foregoing, the obligations set forth in Sections
15, 16 and 20 shall survive the termination of this Agreement.

     26. COMPLETE AGREEMENT. This Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof.

     27. COUNTERPARTS. This Agreement may be executed in counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

                  (Remainder of page intentionally left blank.)

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     IN WITNESS WHEREOF, the parties hereto have executed this Account
Management Agreement on the date first above written.

                                         CD CAPITAL MANAGEMENT LLC

                                         By: /s/ John Ziegelman
                                             -----------------------------------
                                             John Ziegelman
                                             President

                                         New World Opportunity Partners II

                                         By: /s/ Michael Brodsky
                                             -----------------------------------
                                             Michael Brodsky
                                             Manager

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                                                                      SCHEDULE 1

                              INVESTMENT OBJECTIVE

CD Capital and the Client will work together on a go forward basis to identify and acquire common stock (or common stock equivalent) positions of 5%, but not more than 10% (without the express written consent of the Client) in small capitalization public companies where CD Capital and/or the Client in a coordinated manner intend to influence or change either management or the board of such companies. For the purposes of clarity, CD Capital and the Client acknowledge and agree that other third party entities may participate in such transactions; and therefore, would be deemed to be part of the reporting person group

An initial position in any company can not be taken unless and until: (a) the
Client has given its written authorization to do so and (b) the Client funds the capital into the Account. Upon such authorization and funding, CD Capital shall then acquire the position(s) and actively manage such positions.

CD Capita] may actively hedge any and all positions in the Account by "selling short" equity securities; and/or purchasing or selling options.